UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            June 21, 2010

AURORA GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24393	13-3945947
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Baarerstrasse 10, 1st Floor, Zug, Switzerland	6300
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including the area code:	(+41) 7887-96966

(Former name or former address, if changed from last report)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Information A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AURORA GOLD CORPORATION

Item 2.01    Completion of Acquisition or Disposition of Assets

On November 10, 2009, Aurora Gold Corporation (the “Company,” “Aurora”) signed a letter agreement with Global Minerals Ltd. which was subsequently amended on February 28, 2010, April 12, 2010 and April 30, 2010, to acquire the interest of Global Minerals Ltd. in the Front Range Gold Project located in Boulder County, Colorado.  The Company paid $100,000 on signing the letter agreement. On June 15, 2010, the Company signed the formal agreement, paid $600,000 in cash, issued 5 Million common shares to Global Minerals Ltd., acquired Global Minerals Ltd. 50% participating interest in the joint venture agreement dated December 18, 2002 between Consolidated Global Minerals Ltd. and the property owners of the Front Range Gold property, companies related to Mark A. Steen and his family, acquired the Front Range Gold property assets of Mount Royale Ventures, LLC., which include a permitted mill and mining equipment and acquired a 50% equity interest in the Black Cloud Mine Claim Group, tenements located within the Front Range Gold property.

The Company will provide the capital to resume mining and development of the Front Range Gold property.  Aurora will be the operator of the joint venture and will recoup 100% of its investment in the Front Range Gold property from production before the profit share is divided.

The Front Range Gold property is located about 16 km west of the city of Boulder Colorado, USA, and consists of 85 patented and 21 unpatented lode claims, totaling approximately 480 acres (about 3/4 square mile). The property lies in the Gold Hill Mining District of Boulder County, and includes eighteen past producing mines. These mines produced gold, silver, and gold-tellurides from narrow quartz veins hosted in Precambrian granites and gneisses.

Item 3.02    Unregistered Sales of Equity Securities.

Please see Item 2.01 above.

Item 9.01	Financial Statements and Exhibits
(a)	Financial statements:
None

(b)	Pro forma financial statements:
None

(c)	Shell company transactions:
None

(d)	Exhibits:
Asset Purchase Agreement between Aurora Gold Corporation, Global Minerals Ltd., Mount Royale Ventures, LLC, and Golden Rex Mining Company.

Exhibit	Description of Exhibit

10.1	Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA GOLD CORPORATION

Date: June 21, 2010	by:	/s/ Lars Pearl
Lars Pearl
President, CEO and Director